UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2009

SKYSTAR BIO-PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in Charter)

Nevada	000-28153	33-0901534
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,
Gaoxin District, Xi’an, Shaanxi Province, P.R. China

(Address of Principal Executive Offices)

(8629) 8819-3188

 (Issuer Telephone Number)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2009, Skystar Bio-Pharmaceutical Company (the “Company”) entered into an Amendment to Loanout Agreement (the “Amendment”) with Worldwide Officers, Inc., a California Corporation, pursuant to which we continued our engagement of Mr. Bennet P. Tchaikovsky as our Chief Financial Officer. We previously retained Mr. Tchaikovsky’s services under a Loanout Agreement which term expired on May 4, 2009, although Mr. Tchaikovsky has continued to act as our Chief Financial Officer at our request. The Amendment amends the Loanout Agreement by renewing Mr. Tchaikovsky’s term for an additional 1-year period, beginning on May 5, 2009.  Additionally, the Company will pay an annual fee of $75,000 for Mr. Tchaikovsky’s services, in twelve monthly installments of $6,250 payable at the beginning of each month. Mr. Tchaikovsky will be entitled to receive 7,220 restricted shares of the Company’s common stock, $0.001 par value, which will vest in four equal installments of 1,805 shares every three calendar months, with the first installment to vest on August 5, 2009.

The foregoing description of the material terms of the Amendment is qualified in its entirety by a form of the Amendment attached to this current report on Form 8-K as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director

Effective May 26, 2009, Mr. Winston Yen voluntarily resigned as a director on the Company’s board of directors and from his board committee positions. The decision by Mr. Yen to resign was due to personal reasons and was not the result of any material disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)	Appointment of Director

Also effective May 26, 2009, the Company’s board of directors appointed Mark D. Chen to fill the vacancy created by Mr. Yen’s resignation.

Mr. Chen is the chairman and chief executive officer of Pantheon China Acquisition Corp., a U. S. publicly traded acquisition company he founded in 2006 focusing on pre-IPO Chinese companies. Since 1998, Mr. Chen has been a founding general partner and has served in various positions, including managing director and currently a venture partner, with Easton Capital Investment Group and its various affiliated funds, a New York based private equity investment firm. Mr. Chen has also worked extensively in China and was a founder and senior executive of SureData Inc., a marketing and distribution company in China in 1997. Mr. Chen received a B.S. from the Shanghai Jiao Tong University in Shanghai, China, an M.S. from Pennsylvania State University and an M.B.A. from the Columbia Business School at Columbia University.

Based upon information submitted by Mr. Chen, the board of directors has determined that he is “independent” under the listing standards of both the NYSE Amex Equities (formerly the American Stock Exchange) and the NASD Marketplace Rules. Mr. Chen has not participated in the preparation of the Company’s financial statements or any current subsidiary at any time during the past three years, and he is able to read and understand fundamental financial statements. Additionally, the board of directors has determined that Mr. Chen has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. Accordingly, the board of directors appointed Mr. Chen as the chairman of the audit committee, and its audit committee financial expert. The board of directors has additionally appointed Mr. Chen to the compensation committee.

In connection with his appointment to the board of directors, Mr. Chen has executed and delivered a director offer letter, pursuant to which he will be entitled to receive annual compensation of $14,000 for his services rendered as a director, as well as the chairman of the audit committee and member of the compensation committee. Additionally, Mr. Chen will have the right to receive 2,778 shares of our restricted common stock at the beginning of each term of his directorship. We also agree to include Mr. Chen as an insured under our directors and officers insurance, and will reimburse Mr. Chen for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

The foregoing description of the material terms of the director offer letter is qualified in its entirety by a form of such agreement included with this 8-K as Exhibit 10.2.

(e)	Entry of Material Contract with Principal Financial Officer

The disclosures in Item 1.01 above regarding the Amendment to Loanout Agreement to renew the engagement of Mr. Tchaikovsky as our Chief Financial Officer are incorporated herein.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Form of Amendment to Loanout Agreement

10.2	Form of Director Offer Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 27, 2009	Skystar Bio-Pharmaceutical Company (Registrant)

	By:	/s/ Weibing Lu
Weibing Lu
Chief Executive Officer